EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and effective as of this 27th day of November, 2006, between Bioenvision, Inc., a Delaware Corporation with a place of business at 345 Park Avenue, New York, NY 10154 (“Company”), and James S. Scibetta, an individual who resides at 3 Romary Court, Glen Rock, NJ 07452 (“Executive”).

WHEREAS the Company desires to employ Executive and Executive desires to be employed by the Company, on terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.             Term of Employment. Executive’s employment under this Agreement shall commence on December 4, 2006 (“Effective Date”) and shall end on the first anniversary of the Effective Date (“Expiration Date”) or such earlier date on which Executive’s employment terminates in accordance with Section 4 of this Agreement. On the Expiration Date and each anniversary thereof, the Expiration Date shall be extended by one year unless (a) the Agreement has been earlier terminated under Section 4 or (b) either party gives written notice not less than 90 days prior to the then Expiration Date that the Agreement will not be extended. Notwithstanding any extension of the Expiration Date, Executive’s employment may terminate at any time in accordance with Section 4, below.

2.             Nature of Duties. Executive shall during his employment hereunder be the Company’s Chief Financial Officer (“CFO”). As such, Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability. Executive shall have all of the customary powers and duties associated with his position. Executive shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time to time for all employees of the Company. Executive will report directly to the Company’s Chief Executive Officer. Notwithstanding the foregoing, nothing contained herein shall preclude the Executive from (a) serving on the boards of directors of other companies or organizations with the approval of the Board (not to be unreasonably withheld) or serving on the boards of directors of not-for-profit companies or organizations without the approval of the Board, (b) investing in and managing passive investments, or (c) pursuing his personal, financial and legal affairs provided that such activity does not materially interfere with the performance of the Executive's obligations hereunder.

3.	Compensation and Related Matters.

(a)           Base Salary. The Company shall pay Executive minimum base salary at an annual rate of $270,000. Executive’s base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to similarly situated Company employees

(b)          Discretionary Bonuses. Executive shall be eligible to receive annual bonus compensation in such amounts, if any, to be determined in the sole discretion of the Company’s Board of Directors (the “Board”) or as otherwise set forth under the terms of any future written agreements that Executive and the Company may enter into. Notwithstanding the above, a minimum of $85,000 shall be granted at the time of Executive’s completion of one full year of employment with the Company. Executive must be employed by the Company on the date annual bonuses are distributed in order to receive an annual bonus.

(c)           Stock Options. The Company hereby agrees to grant and issue to Executive stock options (pursuant to the terms of an Option Award Agreement, by and between the Company and the Executive, dated the Effective Date (the “Option Award Agreement”) with terms substantially commensurate with the terms of options previously issued to the Company’s management, to purchase 350,000 shares of common stock at its fair market value on the Effective Date (the average of the high and low bid price of shares of the Company's common stock). 100,000 of these options shall vest immediately on the Effective Date, and 125,000 of these options shall vest on each of the first and second anniversaries of the Effective Date, or earlier pursuant to the terms of the Option Award Agreement.

(d)           Standard Benefits. During his employment, Executive shall be entitled to participate in all employee benefit plans and programs to the same extent generally available to similarly situated employees of the Company, in accordance with the terms of those plans and programs.

(e)           Vacation. Executive shall be entitled to four (4) weeks paid vacation per year, which shall be pro-rated for partial years. Unused vacation days will carry over pursuant to the terms set forth in the Company’s Employee Handbook. Notwithstanding anything herein to the contrary, Executive may not take more than two (2) weeks vacation during any twelve (12) week period without the Company’s prior written permission.

(f)            Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs in connection with his employment, but he must incur and account for those expenses in accordance with the policies and procedures established by the Company.

(g)           Place of Performance. In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at the principal executive offices of the Company in New York City, except for travel reasonably required for Company business (the "Place of Performance").

4.	Termination.

(h)           Rights and Duties. If Executive’s employment is terminated he shall be entitled to the amounts or benefits shown on the applicable row of the following table, subject to the balance of this Section 4, beyond which the Company and Executive shall have no further obligations to each other, except Executive’s confidentiality and other obligations under Section 6, the parties’ mutual arbitration obligations under Section 7, or as set forth in any written agreement the parties subsequently enter into.

DISCHARGE FOR CAUSE

Payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment. Executive shall forfeit all vested and unvested stock options issued or issuable under Section 3(c) of this Agreement, pursuant to the terms of the Option Award Agreement.

DISCHARGE OTHER THAN FOR CAUSE

Same as for “Discharge For Cause” EXCEPT that, in exchange for Executive’s execution of a release in accordance with this Section 4, Executive shall be entitled to the following special benefits: (A) a lump sum in cash, payable within ten (10) business days after the effective date of such event, equal to one times the sum of Executive’s then-current base salary, plus his then average annual bonus for the preceding two years, pursuant to Section 3 of this Agreement, and (B) all of Executive’s outstanding stock options issued or issuable under Section 3(c) of this Agreement, shall immediately vest and become exercisable and Executive shall have the full term of the option to exercise any of his stock options, pursuant to the terms of the Option Award Agreement.

RESIGNATION WITHOUT GOOD REASON	Same as for “Discharge for Cause.”
RESIGNATION WITH GOOD REASON	Same as for “Discharge Other Than For Cause.”
DISABILITY

Same as for “Discharge For Cause” EXCEPT that salary continuation will be reduced by any amounts received by Executive under any Company-sponsored disability benefits plan, and in exchange for Executive’s execution of a release in accordance with this Section 4, all of Executive’s outstanding vested stock options shall be exercisable pursuant to the terms of the Option Award Agreement.

DEATH

Same as for “Discharge for Cause” EXCEPT that, in exchange for the execution of a release by Executive’s estate in accordance with this Section 4, continuation of Executive’s base salary for six (6) months after the date of termination and Executive’s outstanding vested stock options shall be exercisable pursuant to the terms of the Option Award Agreement.

(i)           Discharge for Cause. The Company may terminate Executive’s employment at any time if it believes in good faith that it has Cause to terminate his employment. “Cause” shall mean:

(i)           Fraud and Dishonesty. Executive’s commission of a willful act of fraud or dishonesty, the purpose or effect of which materially and adversely affects the Company or its subsidiaries and affiliates (“Group”).

(ii)          Unlawful Conduct. Executive’s engaging in conduct that is unlawful.

(iii)         Reckless Conduct. Executive’s engaging in intentional or reckless misconduct or gross negligence in connection with any property or activity of the Group, the purpose or effect of which materially and adversely affects the Group.

(iv)         Breach of Agreement. Executive’s material breach of any of his obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition).

(v)          Failure to Perform Duties. Executive’s continued failure or refusal to attempt in good faith to perform his job duties under this Agreement or to follow the reasonable directions of the Board (other than by reason of physical or mental illness, injury, or condition) after having received thirty (30) days’ notice from the Board of his failure to do so and an opportunity to cure.

(vi)         Barred from Office. Executive’s becoming barred or prohibited by the U.S. Securities and Exchange Commission from holding his position with the Company.

(j)            Termination for Disability. Except as prohibited by applicable law, the Company may terminate Executive’s employment on account of Disability, or may transfer him to inactive employment status, which shall have the same effect under this Agreement as a discharge “other than for Cause.” “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of his duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period.

(k)           Discharge Other Than for Cause. The Company may terminate Executive’s employment at any time for any reason, and without advance notice. If Executive is discharged by the Company for a reason “other than for Cause”, for “death” or for “Disability”, he will only receive the special benefits provided for such events under Section 4(a) if he (or his estate, as the case may be) signs a separation agreement and general release in a form supplied by the Company within 60 days after his employment ends and he does not thereafter properly revoke the release.

(l)           Resignation. Executive promises not to resign his employment before the Expiration Date (or, if applicable, before any anniversary thereof) unless he has Good Reason to do so, and, in any event, not without giving the Company at least sixty (60) days advance written notice. If Executive resigns “other than for Good Reason”, the Company may accept his resignation effective on the date set forth in his notice or any earlier date. If Executive resigns for Good Reason, his employment will end on his last date of work and he will receive the benefits to which he is entitled under Section 4(a), but he only will receive special benefits conditioned on his signing a separation agreement and general release in a form supplied by the Company within 60 days after his employment ends and he does not thereafter properly revoke the release. “Good Reason” means that, without his express written consent, one or more of the following events occurred after his execution of this Agreement:

(i)             Demotion. Executive’s duties or responsibilities are substantially and adversely diminished from those in effect immediately before such event other than merely as a result of the Company ceasing to be a public company.

(ii)	Pay Cut. Executive’s annual base salary is reduced.

(iii)           Breach of Promise. The Company materially breaches this Agreement or fails to pay Executive any present or deferred compensation within 7 days after it is due.

(iv)         Change of Control. There occurs a “Change of Control,” which means the occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire without the happening or failure to happen of a material condition or contingency, other than the passage of time) of more than 50% of the aggregate outstanding voting power of capital stock of the Corporation in respect of the general power to elect directors; or (ii) (A) the Corporation consolidates with or merges into another entity or sells all or substantially all of its assets to any individual or entity, or (B) any corporation consolidates with or merges into the Corporation, which in either event (A) or (B) is pursuant to a transaction in which the holders of the Corporation's voting capital stock in respect of the general power to elect directors immediately prior to such transaction do not own, immediately following such transaction, at least a majority of the voting capital stock in respect of the general power to elect directors of the surviving corporation or the person or entity which owns the assets so sold.

(v)          Notice of Prospective Action. Executive is officially notified (or it is officially announced) that the Company will take any of the actions listed above during the term of this Agreement.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (1) Executive does not terminate employment within ten (10) days after the event occurs with knowledge of Executive (except for a Change of Control); or (2) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after Executive notifies it in writing that Good Reason exists before Executive terminates employment If Executive has Good Reason to terminate employment, he may do so even if he is on a leave of absence due to physical or mental illness or any other reason, but he must do so before his actual or constructive Disability termination as defined herein.

(m)          Disputes Under This Section. All disputes relating to this Agreement, including disputes relating to this Section 4, shall be resolved by final and binding arbitration under Section 7.

4.             No Other Termination Compensation. Except as specifically provided in this Agreement, upon termination of this Agreement for any reason Executive shall not be entitled to any severance pay or to any other compensation or payments (by way of salary, damages or otherwise) of any nature relating to this Agreement or otherwise relating to or arising out of his employment by the Company.

5.             Confidentiality. During the term of Executive’s employment, in exchange for his promises to use such information solely for the Company’s benefit, the Company will provide Executive with Confidential Information concerning, among other things, its business, operations, customers, vendors, owners, investors, and business partners. “Confidential Information” refers to information not generally known by others in the form in which it is used by the Company, and which gives the Company a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Company and its subsidiaries and affiliates, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies, and business methods of the Company and its subsidiaries and affiliates, as well as information about the Company’s customers, clients and business partners and their respective operations and confidential information. “Confidential Information” does not include information that (i) Executive knew prior to his employment with the Company or any predecessor company, (ii) subsequently came into Executive’s possession other than through his work for the Company or any predecessor company and not as a result of a breach of any duty owed to the Company, (iii) is generally known within the relevant industry; or (d) any prior knowledge, information or know-how which Executive legally obtained from a source other than the Company

(a)           Promise Not to Disclose. Executive promises never to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of Executive. Notwithstanding this paragraph, Executive may disclose Confidential Information (i) during his employment for the benefit of the Company, (ii) as required to do so by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, to the extent permitted by law Executive shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information, and (iii) to an attorney for the purpose of securing professional advice.

(b)           Promise Not to Solicit. Executive agrees that, during his employment with the Company and for twelve (12) months after his termination for any reason

(together, the “Restricted Period”): (1) as to any client or business partner of the Company with whom Executive had dealings or about whom Executive acquired confidential information during his employment, Executive will not solicit, attempt to solicit, assist others to solicit, or accept any unsolicited request from the client or business partner to do business with any person or entity other than the Company or its affiliates; and (2) Executive will not solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment any person who is, or within the preceding twelve (12) months was, an officer, manager, employee, or consultant of the Company. Executive agrees that the restrictions set forth in this paragraph do not and will not prohibit his from engaging in his livelihood and do not foreclose his working with clients or business partners not identified in this paragraph.

(c)           Promise Not to Engage in Certain Employment. Executive agrees that, during the Restricted Period, he will not, without the prior written consent of the Company, accept any employment; provide any services, advice or information; or assist or engage in any activity (whether as an employee, consultant, or in any other capacity, whether paid or unpaid) with any business or other entity in the business, directly or indirectly, for profit or not, of developing, with a majority of its revenue derived from distributing or marketing compounds or technologies for the treatment of cancer in the United States.

(d)           Return of Information. When Executive’s employment with the Company ends, he will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or any other Group member in his possession or control. Notwithstanding the foregoing, Executive may retain his personal effects, files, benefit information, or other property to the extent such materials do not contain any of the Company’s Confidential Information. In addition, during his employment with the Company or the Group and thereafter, Executive agrees to meet with Company personnel and, based on knowledge or insights he gained during his employment with the Company and the Group, answer any question they may have related to the Company or the Group as reasonably requested.

(e)           Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive’s employment with the Company (except intellectual property that has no relation to the Group or any Group customer that Executive developed, etc., purely on his own time and at his own expense), shall be the sole and exclusive property of the Company, and Executive hereby assigns all rights, title, and interest in any such intellectual property to the Company.

(f)            Enforcement of This Section. This section shall survive the termination of this Agreement or Executive’s employment for any reason. Executive acknowledges that (a) this section’s terms are reasonable and necessary to protect the Company’s legitimate interests, (b) this section’s restrictions will not prevent his from earning or seeking a livelihood, (c) this section’s restrictions shall apply wherever permitted by law, and (d) the violation of any of this section’s terms would irreparably harm the Company. Accordingly,

Executive agrees that, if she violates any of the provisions of this section, the Company or any Group member shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

6.             Arbitration of Disputes. Except as expressly prohibited by law and except for the Company’s right to seek injunctive relief as set forth in Section 6(f), all disputes between the Company and Executive (“Arbitrable Disputes”) are to be resolved by final and binding arbitration in accordance with this Section 7. This section shall remain in effect after the termination of this Agreement or Executive’s employment.

(a)           Scope of Agreement. This arbitration agreement applies to, among other things, disputes concerning Executive’s employment with and/or termination from the Company; the validity, interpretation, enforceability or effect of this Agreement or alleged violations of it; claims of discrimination under federal or state law; or other statutory or common law claims.

(b)           The Arbitration. The arbitration shall take place under the auspices of the American Arbitration Association (“AAA”) in its office nearest to the location where Executive last worked for the Company and conducted in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such rules. The arbitrator may not modify or change this Agreement in any way except as expressly set forth herein. The arbitration shall be governed by the substantive law of the State of New York (excluding where it mandates the use of another jurisdiction’s laws).

(c)           Fees and Expenses. Regardless of which party initiates the arbitration, the Company shall pay that portion of the initial filing fee that exceeds the filing fee for commencing an action in a state or federal court in New York, after which each party shall pay the fees of their attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration. All other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid one half by the Company and one half by Executive. Notwithstanding the foregoing, the arbitrator may, in his or his discretion, award reasonable attorneys’ fees (in addition to any other damages, expenses or relief awarded) to the prevailing party.

(d)           Exclusive Remedy. The arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute.

(e)           Judicial Enforcement. Nothing in this Section 7 shall preclude any party to this agreement from seeking judicial enforcement of an arbitrator’s award. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

7.             Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and

Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

8.             Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, request or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

9.             Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws).

10.          Successors. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which she participates. Without Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

11.          Taxes. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.

12.          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

14.          Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior written employment agreements between Executive and the Company are hereby declared null and void, and of no further effect.

Date: November 27, 2006	BIOENVISION, INC.

By: /s/ C B Wood
Name: C B Wood
Title: Chairman and CEO

Date: November 27, 2006	/s/ James S. Scibetta
James S. Scibetta